Exhibit 99.3

ASSET PURCHASE AGREEMENT

by and among

RDA Microelectronics, Inc.

Coolsand Holdings Co., Ltd.

Masshall Limited

and

Coolsand Technologies (Hong Kong) Limited

Dated as of March 22, 2012

TABLE OF CONTENTS

Page

	ARTICLE I DEFINITIONS; RULES OF CONSTRUCTION
1.1	Definitions	1
1.2	Other Definitional Provisions and Rules of Construction	6
	ARTICLE II PURCHASE AND SALE OF TRANSFERRED ASSETS; CONSIDERATION; CLOSING
2.1	Sale and Purchase of Assets	7
2.2	Third Party Consents	8
2.3	Consideration	8
2.4	Payment of Purchase Price	8
2.5	Transfer Documents	8
2.6	Closing	8
2.7	Delivery	9
	ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLERS
3.1	Organization and Standing	9
3.2	Authority, Validity and Effect	10
3.3	No Conflict; Required Filings and Consents; Approvals	10
3.4	Governmental Consents and Approvals	11
3.5	Seller Intellectual Property	11
3.6	Taxes	15
3.7	Offshore Transaction	15
3.8	Possession of Non-Public Information	15
	ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
4.1	Organization	16
4.2	Authorization	16
4.3	No Conflict	16
4.4	Governmental Consents and Approvals	16
	ARTICLE V COVENANTS AND AGREEMENTS
5.1	Purchaser’s Rights to the Transferred Assets	16
5.2	Conduct Pending Closing	16
5.3	Notice of Certain Events	17
5.4	Governmental and Other Authorizations; Notices and Consents	17
5.5	Confidentiality and Announcements	18
5.6	Cooperation and Further Assurances	19
5.7	Non-Competition; Non-Solicitation	19

-i-

TABLE OF CONTENTS
(continued)
Page

	ARTICLE VI CONDITIONS TO THE CLOSING
6.1	General Condition	20
6.2	Conditions to the Obligations of the Purchaser	20
6.3	Conditions to the Obligations of the Sellers	21
	ARTICLE VII INDEMNIFICATION
7.1	Indemnification	22
7.2	Limitations on Indemnification by Sellers	22
7.3	Procedure for Indemnification; Third Party Claims	22
7.4	Effect of Investigation; Reliance	23
7.5	Purchase Price Adjustment	23
	ARTICLE VIII TERMINATION
8.1	Right to Terminate	23
8.2	Effect of Termination	24
	ARTICLE IX MISCELLANEOUS
9.1	Expenses	24
9.2	Notices	24
9.3	Successors and Assigns	25
9.4	Third Party Beneficiaries	25
9.5	Complete Agreement	25
9.6	Headings; References	26
9.7	Amendment; Waiver	26
9.8	Governing Law	26
9.9	Disputes	26
9.10	Severability	26
9.11	Counterparts	26
9.12	Rules of Construction	27

-ii-

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement, dated as of March 22, 2012 (this “Agreement”), is made by and among Coolsand Holdings Co., Ltd., a Cayman Islands corporation, Masshall Limited, a British Virgin Islands corporation, and Coolsand Technologies (Hong Kong) Limited, a Hong Kong corporation, (each a “Seller,” and collectively the “Sellers”) and RDA Microelectronics, Inc., a Cayman Islands corporation (the “Purchaser”).  All capitalized terms used herein shall have the meanings specified in Article I below or elsewhere in this Agreement, as applicable.

WHEREAS, the board of directors of each Seller has approved and deems it expedient and in the best interests of the respective Seller to enter into this Agreement and the other Documents and to consummate the transactions contemplated by this Agreement and the other Documents (the “Transactions”), upon the terms and subject to the conditions set forth in this Agreement,

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1   Definitions.  In addition to the terms defined above and other terms defined in other Sections of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.  For purposes of this definition, the term “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Assets” means, with respect to any Person, all businesses, properties, assets, machinery, equipment, furniture, fixtures, licenses, permits, franchises, goodwill and rights of such Person, of every nature, kind and description, tangible and intangible, owned or leased, wheresoever located (whether in the United States, the People’s Republic of China or otherwise) and whether or not carried or reflected on the books or records of such Person, used, held for use or useful in connection with the operation of the businesses of such Person.

“Business” means the business of the Sellers and their Subsidiaries as previously conducted, as currently conducted or as currently contemplated to be conducted in the absence of the Transactions.

“Business Day” means any day that is not a Saturday, Sunday, legal holiday or other day on which banks are required to be closed in The People’s Republic of China.

“Cash Consideration” has the meaning set forth in Section 2.3.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Common Stock” means the shares of common stock, par value US$0.001, of Coolsand Holdings Co., Ltd.

“Confidential Information” has the meaning set forth in Section 5.5(a).

“Contract” means any and all written or oral contracts or other agreements or understandings (including all schedules, annexes and exhibits thereto, and all amendments, waivers, change orders and statements of work or the like related thereto), of any nature to which each Seller is a party or by which any of the Assets of such Seller are bound, including evidences of indebtedness, loans, letters of credit, guarantees, leases, notes, indentures, security or pledge agreements, franchise agreements, master service contracts, purchase orders, work orders, statements of work, non-disclosure agreements, alliance/partner agreements, licenses, easements, permits, instruments, commitments, arrangements, understandings, powers of attorney, covenants not to compete, covenants not to sue, change of control agreements, employment agreements or settlement agreements.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software or other Intellectual Property, that such software or other Intellectual Property, or other software or other Intellectual Property incorporated into, derived from, used, or distributed with such software or other Intellectual Property: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Seller Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee. Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any software or other Intellectual Property subject to a Copyleft License.

“Documents” means this Agreement (including the Seller Disclosure Schedule), the Transfer Documents and any other certificates or agreements delivered pursuant to this Agreement.

“Governmental Authority” means any United States or foreign government, any state or provincial or other political subdivision thereof, any province, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, the IRS or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority.

“Inbound Intellectual Property Contracts” has the meaning set forth in Section 3.5(e)(i).

“Institutions” has the meaning set forth in Section 3.5(i).

“Intellectual Property” means any and all worldwide rights in and to the following:  (i) patents, patent applications, all continuations, continuations-in-part, re-examinations, reissues, divisions, extensions, provisional, substitutions and renewals of any of the foregoing (“Patents”), (ii) trademarks, service marks, trade dress, logos, Internet domain names and trade names, whether or not registered, and all goodwill associated therewith (“Trademarks”), (iii) copyrights, copyright applications and rights in databases, whether or not registered (“Copyrights”), (iv) computer software, databases and documentation related to the foregoing, (v) trade secrets and (vi) all similar proprietary rights.

“Intellectual Property Assets” means all Intellectual Property and related Technology that is owned by the Sellers.

“Intellectual Property Contracts” means Inbound Intellectual Property Contracts and Outbound Intellectual Property Contracts.

“Invention Assignment Agreements” has the meaning set forth in Section 3.5(c)(vi).

“IRS” means the Internal Revenue Service of the United States, or any successor agency thereto, including its agents, representatives, and attorneys.

“Knowledge” means, with respect to each Seller, the (a) actual knowledge of the officers and directors of such Seller; and (b) that knowledge which should have been acquired by the officers of such Seller after making such due inquiry and exercising such due diligence as a prudent businessperson would have made or exercised in the management of his or her business affairs in light of all the circumstances applicable thereto, including due inquiry of those key employees and agents of such Person who reasonably would be expected to have actual knowledge of the matter in question.

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, bylaw, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority and the common law of any jurisdiction.

“Lien” means any and all liens, encumbrances, mortgages, security interests, pledges, claims, equities, and other restrictions or charges of any kind or nature whatsoever.

“Losses” means all losses, claims, damages, liabilities, deficiencies, dues, penalties, fines, costs, obligations, Taxes, judgments, settlements, compromises, assessments, expenses and reasonable fees, including court costs and reasonable attorneys’, accountants’, consultants’, and other professional fees and expenses, including those actually incurred in connection with any pending or threatened Proceeding, injunction, judgment, order, decree or ruling or enforcement of rights hereunder, and whether or not deriving out of a third-party claim; provided that Losses shall exclude (i) punitive, consequential, special, exemplary, indirect or similar damages except to the extent recovered from a Purchaser Indemnified Party in any third party claim and (ii) diminution in value of the Business or Transferred Assets.

“Material Adverse Effect” means any event, change, effect, circumstance or development that (a) is or could reasonably be expected to be, either individually or in the aggregate, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of each Seller and its respective Subsidiaries taken as a whole or (b) does or could reasonably be expected to, either individually or in the aggregate, prevent or materially alter or delay such Seller’s ability to consummate the Transactions.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.  For avoidance of doubt, Open Source Licenses include without limitation Copyleft Licenses.

“Open Source Materials” means any software or other Intellectual Property subject to an Open Source License.

“Outbound Intellectual Property Contracts” has the meaning set forth in Section 3.5(e)(i).

“Party” or “Parties” means the Sellers and the Purchaser.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization.

“Preferred Stock” means the shares of preferred stock, par value US$0.001 of Coolsand Holdings Co., Ltd..

“Proceeding” means any civil, criminal or administrative action, cause of action, lawsuit, arbitration, proceeding, hearing, charge, complaint, claim, citation, notice, request, demand, assessment, audit, examination or other legal, governmental, administrative or arbitral proceeding, investigation or inquiry, regardless of whether a proceeding or lawsuit has been initiated.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 7.1.

“Registered Intellectual Property” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction.

“Representative” of a Person means such Person’s members, directors, controlling Persons, officers, employees, agents, partners and advisors (including attorneys, accountants, consultants, bankers or financial advisors), as applicable.

“SEC” means the United States Securities and Exchange Commission, or any successor agency thereto.

“Securities” means, with respect to any Person, such Person’s “securities” as defined in Section 2(1) of the Securities Act and shall include such Person’s capital stock, membership interests, partnership interests or other equity interests or any options, warrants or other securities or rights that are directly or indirectly convertible into, or exercisable or exchangeable for, such Person’s capital stock, membership interests, partnership interests or other equity interests.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Seller” or “Sellers” has the meaning set forth in the preamble of this Agreement.

“Seller Patents” means the Patents included in the Registered Intellectual Property.

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities or organizations (whether now existing or dissolved) that are or were at any time controlled directly or indirectly by such Person.  For the purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person through the ownership of more than fifty percent (50%) of the voting securities, by contract or otherwise.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, of any nature whatsoever, (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit), including any interest, penalties, or other additions to tax that may become payable in respect thereof, imposed by any Tax Authority, including any Taxes of, or determined by reference to, the Tax liability of, another Person as transferee or successor or by any Contract. Without limiting the generality of the foregoing, the term Tax or Taxes shall include all income taxes, profits taxes, taxes on gains, alternative minimum taxes, estimated taxes, payroll taxes, employee withholding taxes, unemployment insurance taxes, social security taxes, welfare taxes, disability taxes, severance taxes, license charges, taxes on stock, sales taxes, use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real or personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation taxes, windfall taxes, net worth taxes, and other taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges of the same or of a similar nature to any of the foregoing.

“Tax Authority” means the IRS and any other state, local or non-United States Governmental Authority responsible for the assessment, collection or administration of any Taxes.

“Technology” means all software, firmware, designs (including circuit designs and layouts), semiconductor device structures (including gate structures, transistor structures, memory cells or circuitry, vias and interconnects, isolation structures and protection devices), circuit block libraries, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, hardware, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein.

“Term Sheet” means the term sheet between the Coolsand Holdings Co., Ltd. and the Purchaser, dated June 20, 2011, in connection with the proposed sale of certain Intellectual Property and Technology by the Coolsand Holdings Co., Ltd. to the Purchaser.

“Termination Fee” means US$8,220,000 prepayment that the Purchaser has paid to the Sellers as of the date of this Agreement pursuant to the Term Sheet.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transfer Documents” has the meaning set forth in Section 2.5.

“Transferred Assets” has the meaning set forth in Section 2.1.

1.2   Other Definitional Provisions and Rules of Construction.

(a)   When a reference is made in this Agreement to an Article, Section, Annex, Exhibit or Schedule, such reference is to an Article or Section of, or an Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated.

(b)   The table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

(c)   Whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”.

(d)   The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e)   All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f)   The terms defined in the singular have comparable meanings when used in the plural, and vice versa.

(g)   Words of one gender include the other gender.

(h)   Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws.

(i)   References to a Person are also to its successors and permitted assigns.

(j)   The term “dollars” and “US$” means United States dollars.

(k)   The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

(l)   The phrase “delivered or made available” means the Sellers have made available to the Purchaser a true, complete and correct copy of a document for examination in person, through e-mail transmission to the Purchaser and/or its Representatives or on the IntraLinks online data site, in each case prior to the date hereof.

(m)   Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date.  For example, one month following February 18 is March 18, and one month following March 31 is May 1.

ARTICLE II

PURCHASE AND SALE OF TRANSFERRED ASSETS; CONSIDERATION; CLOSING

2.1   Sale and Purchase of Assets.  On the terms and subject to the conditions and other provisions set forth in this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, acquire and accept from the Sellers, free and clear of all Liens and liabilities, all of Sellers’ right, title and interest in and to the following:

(a)   all Intellectual Property Assets, including, but without limitation to, the Intellectual Property Assets listed on Schedule 2.1(a) of the Seller Disclosure Schedule; and

(b)   all Intellectual Property Contracts (collectively, the “Transferred Assets”).

2.2   Third Party Consents.  To the extent that the Sellers’ rights under any Intellectual Property Contracts may not be assigned to the Purchaser without the consent of another Person, Sellers, at their expenses, shall obtain any such required consent(s) as promptly as possible.

2.3   Consideration.  The consideration to be paid by the Purchaser to the Sellers in respect of the Transferred Assets pursuant to Section 2.1 shall be US$46,000,000 (the “Purchase Price”) to be settled in the following manner: (1) 15,000,000 ordinary shares to be issued by the Purchaser (the “Share Consideration”), with a market value of US$25,825,000 as of the Closing Date as determined based on the closing trading price of the Purchaser’s American depositary shares, each representing six ordinary shares, at Nasdaq Stock Market on March 21, 2012, the date preceding the Closing Date; and (2) US$20,175,000 in cash (the “Cash Consideration”), being the difference between the Purchase Price and the market value of the Share Consideration.

2.4   Payment of Purchase Price.  Notwithstanding anything to the contrary in this Agreement, the payment of the Purchase Price will be made pursuant the following arrangements: At Closing, subject to the satisfaction of the conditions set forth in Section 2.7(b), the Purchaser shall issue Share Consideration to Coolsand Holdings Co., Ltd.  The issuance of Share Consideration shall be evidenced by an extracted copy of the updated register of members of the Purchaser showing Coolsand Holdings Co., Ltd. as the registered holder of the Share Consideration, to be delivered by the Purchaser to Coolsand Holdings Co., Ltd. on the Closing Date and a certified true copy of the updated register of members of the Purchaser to be delivered within three Business Days after the Closing Date.  The Sellers agree to designate Coolsand Holdings Co., Ltd. to receive all Purchase Price.  The Cash Consideration will be offset with (a) US$8,220,000, the amount of the Termination Fee that the Purchaser as paid to the Sellers as of the Closing Date; and (b) US$11,955,000 of accounts payable outstanding as of March 22, 2012 from the Sellers to the Purchaser.  The Sellers acknowledge that after the offset the Purchaser does not need to deliver any Cash Consideration on the Closing Date and agree that such offset will be considered as the Purchaser’s fulfillment of its obligations to deliver the Cash Consideration pursuant to this Agreement.

2.5   Transfer Documents.  At the Closing, the Purchaser, the Sellers and certain other parties identified therein will enter into the following additional agreements (collectively, the “Transfer Documents”);

(a)   an Intellectual Property Assignment; and

(b)   such other documents, deeds and assignments as the Purchaser may reasonably request.

2.6   Closing.  Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Transferred Assets (the “Closing”) will take place on the date of this Agreement (the “Closing Date”) after satisfaction or waiver of all of the conditions set forth in

Article VI (other than conditions which can be satisfied only by the delivery of certificates or other documents or the taking of other actions or the happening of an event at or immediately prior to the Closing), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, at 42/F, Edinburgh Tower, Landmark, No. 15 Queen’s Road Central, Hong Kong, unless another date or place is agreed to by the Parties.

2.7   Delivery.

(a)   At Closing, subject to the satisfaction of Section 2.7(b), the Purchaser shall issue the Share Consideration to Coolsand Holdings Co., Ltd. (as designated and agreed by the Sellers).

(b)   At Closing, each Seller shall deliver, or cause to be delivered, to the Purchaser the following documents or instruments:

 (i)   a copy of the board and shareholder resolutions of each Seller, to the extent required under the applicable law or its then effective constitutive or organizational documents of such Seller, resolving that the Transaction contemplated hereunder shall be approved;

 (ii)   the executed copies of the Transfer Documents;

 (iii)          all third party consents required to assign such Seller’s rights under all Intellectual Property Contracts to the Purchaser; and

 (iv)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to the Purchaser, as may be required to give effect to this Agreement.

(c)   Prior to Closing, the Sellers shall deliver or make available to the Purchaser all Intellectual Property Assets by electronic means.  To the extent such delivery by electronic means is not feasible, Sellers shall deliver or make available to the Purchaser all Intellectual Property Assets by any other delivery method as may be requested by the Purchaser.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

As a material inducement to the Purchaser to enter into and perform its obligations under this Agreement, the Sellers hereby, jointly and severally, represent and warrant to the Purchaser that, except as set forth in the Seller Disclosure Schedule, the statements contained in this Article III are true, correct and complete as of the date of this Agreement and as of the Closing Date.

3.1   Organization and Standing.  Each Seller is a corporation duly organized, validly existing and in good standing under the Laws of its place of incorporation.  Each Seller has all requisite corporate power and authority, and possesses all governmental franchises, license, permits, authorizations and approvals necessary to carry on the Business as presently conducted and to own, lease and operate all of its Assets.

3.2   Authority, Validity and Effect.  Each Seller has all requisite power and authority (corporate or otherwise) to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document and to perform and consummate the Transactions.  Each Document to which a Seller is a party, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of such Seller, and each Document to which the Seller is a party has been duly and validly executed and delivered by the Seller, and constitutes, or upon its execution and delivery as contemplated by this Agreement will constitute, a valid and legally binding obligation of such Seller, enforceable against each Seller in accordance with its terms and conditions, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

3.3   No Conflict; Required Filings and Consents; Approvals.

(a)   The execution, delivery and performance by each Seller of the Documents to which it is a party, and the consummation of the Transactions, will not (i) violate any Law applicable to such Seller, the Business or any of the Transferred Assets; (ii) result in any violation of the provisions of the constitutive or organizational documents of such Seller or its Subsidiaries; (iii) conflict with, or result in any breach of, any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default under, or give rise to a loss of a material benefit under, or any right of termination, cancellation or acceleration under, or require any payment or the provision of any benefit under, or require the consent, release, waiver or approval of any third party under, or result in the creation of any Lien upon (A) any of the Transferred Assets; or (B) under any provision of (1) this Agreement or the Documents; or (2) any permit or order to which each Seller or any of the Transferred Assets is subject; or (iii) require notice to, filing with, authorization of, exemption by or consent of any Person.

(b)   The board of directors of each Seller has, at a meeting duly called and held, by a unanimous vote, or by a unanimous written consent in lieu thereof: (i) approved and declared expedient this Agreement and the other Documents to which such Seller is a party; and (ii) determined that the Transactions are in the best interests of such Seller.

(c)   In the case of Coolsand Holdings Co., Ltd., the affirmative vote or written consent of at least a majority of the outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis, which shall have been obtained before or after the execution of this Agreement, are the only votes, approvals or consents of the holders of any class or series of its capital stock that are necessary to adopt this Agreement and approve the Transactions.

(d)   In the case of Masshall Limited, the written consent of Coolsand Holdings Co., Ltd., the sole shareholder of Masshall Limited, which approved and declared expedient this Agreement and the other Documents to which Masshall Limited is a party shall have been obtained.

3.4   Governmental Consents and Approvals.  Each Seller neither has been nor is required to give any notice to, or make any filing with, any Governmental Authority, or obtain any permit, in each case for the valid execution, delivery and performance by such Seller of the Documents and the consummation of the Transactions.  Each Seller has no obligation pursuant to the Defense Production Act of 1950 or otherwise to develop, supply or support any products to the U.S. Department of Defense or to any defense contractors.  No consent, approval, authorization, order, registration or qualification of or with any governmental agency is required for the sale and transfer of the Transferred Assets or the consummation of the Transactions completed by the Documents by such Seller, except such governmental authorizations as have been duly obtained and are in full force and effect and copies of which have been furnished to the Purchaser.

3.5   Seller Intellectual Property.

(a)   Registered Intellectual Property.  Schedule 3.5 (a) of the Seller Disclosure Schedule contains an accurate list of all Registered Intellectual Property and (i) for each Patent and Patent application (including any abandoned or expired applications), the Patent number or application serial number for each jurisdiction in which filed, date issued and filed, and present status thereof; (ii) for each registered Trademark and Trademark application, the application serial number or registration number, by country, province and state, as well as a list of all material common law Trademarks used by the Sellers, including a list of applicable jurisdictions, the nature of the goods and services offered under the common law Trademark and the dates of first use; (iii) for any domain names, the registration date, any renewal date and name of registry; (iv) for each Copyright registration or application, the number and date of such registration or Copyright application by country, province and state, as well as a list of all material Copyrights for which an application has not been filed; (v) for each integrated circuit topography, mask work or industrial design registration or application relating to Seller products, the number and date of such registration or application by country, province and state; and (vi) all threatened or actual Proceedings (including reexamination and reissue Proceedings) before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Registered Intellectual Property.

(b)   Validity.  Each item of Registered Intellectual Property is valid and subsisting, all necessary registration, maintenance and renewal fees currently due in connection with such Registered Intellectual Property have been made and all necessary documents, recordations and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Registered Intellectual Property. To each Seller’s Knowledge, there are no materials, information, facts, or circumstances, including any materials, information, facts, or circumstances that would constitute prior art, that would render any of the Registered Intellectual Property invalid or unenforceable, or that would materially affect any pending application for any such Intellectual Property.  All applications for Registered Intellectual Property have been prosecuted in compliance with all applicable rules, policies, and procedures of the United States or foreign authorities.  The original, first and joint inventors of the subject matter claimed in the Seller Patents are properly named in the Seller Patents, and the applicable statutes governing marking of products covered by the inventions in the Seller Patents have been fully complied with.

Other than prior art references cited in the applicable patent office file history of any Seller Patent (a complete copy of which each Seller has delivered or made available to the Purchaser), no Seller has any Knowledge of any prior art references or prior public uses, sales, offers for sale or disclosures that could invalidate the Seller Patents or any claim thereof, or of any conduct the result of which could render the Seller Patents or any claim thereof invalid or unenforceable.  There are no Proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any of the Registered Intellectual Property, and to each Seller’s Knowledge no such Proceedings are threatened or contemplated by any Governmental Authority or any other Person.

(c)   Ownership.

 (i)   No Intellectual Property Assets, or to each Seller’s Knowledge, Intellectual Property that is licensed to such Seller, are subject to any Proceeding or outstanding decree, order, judgment, or judicial stipulation, restricting the use, transfer, or licensing thereof by such Seller, or which materially affects the validity, use or enforceability of such Intellectual Property.

 (ii)   Each Seller owns, and has good and exclusive title to, all Registered Intellectual Property and all Intellectual Property rights in any of the foregoing, free and clear of any Lien.  All Registered Intellectual Property and all Intellectual Property rights in any of the foregoing are fully transferable, alienable or licensable by such Seller without restriction and without payment of any kind to any Person.

 (iii)          No Person other than the respective Seller has an ownership interest in or exclusive rights to any improvements made by or for the Sellers to any Intellectual Property Assets.

 (iv)          None of the Sellers has (A) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Assets or any Intellectual Property rights in any of the foregoing, to any other Person; or (B) permitted any Seller’s rights in any such Intellectual Property or Intellectual Property rights to lapse or enter the public domain.  After giving effect to the Transactions, no Affiliate or current or former partner, director, stockholder, officer, employee or contractor of each Seller will own or retain any rights to use any of the Intellectual Property Assets.

 (v)           None of the Sellers has made any submission or suggestion to, and is not subject to any agreement with, any standards body or other similar entity that would obligate any Seller or the Purchaser to grant licenses to any Person or otherwise impair or limit such Seller’s control of any Intellectual Property Assets.

 (vi)          Each Seller has required each current and former employee and current and former contractor of such Seller who has contributed to the development of any Intellectual Property Assets to sign a valid and enforceable proprietary information/confidentiality agreement, which assigns to such Seller all right, title and interest in and to the Intellectual Property created by such Person in the scope of such Person’s employment by or engagement with such Seller, including all Intellectual Property rights therein or arising therefrom or arising during each such employee’s period of employment with such Seller or each such contractor’s engagement with such Seller (the “Invention Assignment Agreements”). Each Seller has delivered or made available to the Purchaser copies of all Invention Assignment Agreements.  To the extent any such Intellectual Property relates to Registered Intellectual Property, and to the extent provided for by, and in accordance with, applicable Laws, such Seller has recorded such assignments, as applicable and appropriate, with the relevant Governmental Authority.  No employee, former employee, contractor or former contractor of each Seller has ever expressly excluded any Intellectual Property used or held for use in the Business from any Invention Assignment Agreement executed by any such Person in connection with work performed for or on behalf of such Seller.

(d)   Non-Infringement.  The Intellectual Property Assets, or to each Seller’s Knowledge, the Intellectual Property that is licensed to such Seller, will not, has not, and does not infringe or violate any Intellectual Property rights or misappropriate any Intellectual Property of any third party or otherwise violate any rights of any third party or constitute unfair competition or trade practices or other violation under the Laws of any jurisdiction.  None of the Sellers has received notice from any Person (i) alleging any such infringement, misappropriation, unfair competition or trade practices with respect to any Intellectual Property or Intellectual Property rights; (ii) claiming that any Seller must license from any Person or refrain from using any Intellectual Property or Intellectual Property rights; or (iii) challenging the validity, enforceability, effectiveness or ownership by any Seller of any of the Intellectual Property Assets.  To each Seller’s Knowledge, no such claim is threatened by any Person and no valid basis exists for such a claim.

(e)   Intellectual Property Contracts.

 (i)   Schedule 3.5(e)(i)(A) of the Seller Disclosure Schedule contains an accurate list of all Contracts to which each Seller is a party with respect to Intellectual Property licensed by such Seller to any third party (“Outbound Intellectual Property Contracts”).  Schedule 3.5 (e)(i)(B) of the Seller Disclosure Schedule contains an accurate list of all Contracts pursuant to which a third party has licensed any Intellectual Property to Sellers (“Inbound Intellectual Property Contracts”), provided that Sellers shall not be obligated to list all “shrink-wrap” or “off-the-shelf” software licenses for which the license fee is less than US$10,000 in the aggregate.  None of the Sellers has been subjected to an audit of any kind in connection with any Intellectual Property Contract, or received any notice of intent to conduct any such audit.  Each Seller has delivered or made available to the Purchaser true, correct and complete copies of all Intellectual Property Contracts.

 (ii)   All Intellectual Property Contracts are in full force and effect, and enforceable in accordance with their terms and conditions.  Each Seller is in compliance with all of the terms and conditions of the Intellectual Property Contracts and has not committed an uncured breach or violation of or is in default of any such terms or conditions of any Intellectual Property Contracts.  None of the Sellers has Knowledge of

any event or occurrence that reasonably would be expected to constitute such a breach, violation or default (with or without the lapse of time or giving of notice).  To each Seller’s Knowledge, no other party to any of the Intellectual Property Contracts has failed materially to perform its obligations thereunder.  Except as disclosed in Schedule 3.5(e)(ii) of the Seller Disclosure Schedule, none of the Sellers has received from or provided to any Person any Intellectual Property other than pursuant to the Intellectual Property Contracts.

 (iii)          The consummation of the Transactions will not violate, result in the breach of, give rise to any right of modification, cancellation, termination, acceleration or suspension of, or require the authorization of, exemption by or consent of any Person under, any of the Intellectual Property Contracts.  Except as disclosed in Schedule 3.5(e)(iii) of the Seller Disclosure Schedule, immediately following the Closing Date, the Purchaser and its Affiliates will be permitted to exercise all of the Sellers’ rights under all Intellectual Property Contracts, to the same extent the Sellers would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Sellers would otherwise be required to pay had such Transactions not occurred.

 (iv)          Neither this Agreement nor the Transactions, including the assignment to the Purchaser of any Intellectual Property Contracts to which any Seller is a party, will result in (A) any third party being granted rights or access to, or the placement in or release from escrow, of any software source code or other Intellectual Property; (B) the Purchaser or any of its Affiliates granting to any third party any Intellectual Property rights; (C) the Purchaser or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (D) the Purchaser or any of its Affiliates being obligated to pay any royalties or other amounts to any third party in excess of those which such Seller would otherwise be required to pay had such Transactions not occurred.

(f)   Open Source and Copyleft Materials.  All use and distribution of Open Source Materials by or through each Seller is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.  None of the Sellers has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any of the Intellectual Property Assets or (ii) used Copyleft Materials in a manner that requires any Intellectual Property Assets to be subject to Copyleft Licenses.

(g)   Sufficiency of Intellectual Property Rights.  Each Seller owns or is validly licensed (pursuant to the Intellectual Property Contracts) sufficient Intellectual Property rights to conduct the Business in all material aspects.  The Intellectual Property Assets, together with Inbound Intellectual Property Contracts, include the Intellectual Property rights necessary and sufficient to enable each Seller to conduct its respective Business in all material aspects.

(h)   Software.  None of the Sellers has disclosed or delivered, or is required to disclose or deliver, to any escrow agent or any other Person any software or firmware that constitutes Intellectual Property Assets and no other Person has the right, contingent or otherwise, to obtain access to or use any software or firmware in object code form that constitutes Intellectual Property Assets (other than pursuant to an Outbound Intellectual Property Contract) or to obtain access to or use any software or firmware in source code form that constitutes Intellectual Property Assets. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably would be expected to, result in the delivery, license, or disclosure of any software or firmware in source code form that constitutes Intellectual Property Assets to any Person who is not, as of the date of this Agreement, an employee of any Seller.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or reasonably would be expected to, result in the delivery, license, or disclosure of any software or firmware in object code form that constitutes Intellectual Property Assets to any Person (other than pursuant to an other than pursuant to an Outbound Intellectual Property Contract).

 (i)   Governmental Rights.  No government, university, college, other educational institution, research center or non-profit institution involved in the research and development of Intellectual Property (collectively, “Institutions”) provided facilities or funding for the development of any Intellectual Property Assets.  No Institutions have any rights in or with respect to any developments of any Intellectual Property made by any current or former employee or contractor of any Seller that relate in any manner to Intellectual Property Assets.  No current or former employee or contractor of any Seller who was involved in, or who contributed to, the creation or development of any Intellectual Property Assets has performed services for any Institution during a period of time during which such employee or contractor was also performing services for such Seller.

 (ii)   Third-Party Infringement.  No Person has infringed or misappropriated, or is infringing or misappropriating, any Intellectual Property Assets.

3.6   Taxes.  No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other Taxes are payable by or on behalf of the Purchaser to the government of The People’s Republic of China, Cayman Islands, Hong Kong, United States or any political subdivision or taxing authority thereof or therein in connection with the sale and delivery by each Seller of the Transferred Assets to the Purchaser.

3.7   Offshore Transaction.  None of the Sellers is a “U.S. person” as defined in Rule 902 of Regulation S.  Each Seller has been advised and acknowledges that in issuing the Share Consideration to Coolsand Holdings Co., Ltd. (as designated and agreed by the Sellers) pursuant hereto, the Purchaser is relying upon the exemption from registration provided by Regulation S.  Each Seller is acquiring the Share Consideration in an offshore transaction in reliance upon the exemption from registration provided by Regulation S.

3.8   Possession of Non-Public Information.  None of the Sellers possesses any material non-public information about the Purchaser or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

As a material inducement to the Sellers to enter into and perform its obligations under this Agreement, the Purchaser represents and warrants to the Sellers as of the date hereof and as of the Closing Date as follows:

4.1   Organization.  The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the Cayman Islands.

4.2   Authorization.  The Purchaser has all requisite power and authority (corporate or otherwise) to execute and deliver each Document to which it is a party and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of each such Document to which it is a party and to perform and consummate the Transactions.  Each Document to which the Purchaser is a party, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite action on the part of the Purchaser, and each Document to which the Purchaser is a party has been duly and validly executed and delivered by the Purchaser, and constitutes, or upon its execution and delivery as contemplated by this Agreement will constitute, a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms and conditions, subject, as to enforceability, to bankruptcy, insolvency, reorganization and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

4.3   No Conflict.  The execution, delivery and performance by the Purchaser of the Documents to which it is a party, and the consummation of the Transactions, will not (a) violate any Law applicable to the Purchaser; or (b) result in any violation of the provisions of the constitutive or organizational documents of the Purchaser.

4.4   Governmental Consents and Approvals.  The Purchaser neither has been nor is required to give any notice to, or make any filing with, any Governmental Authority or any other Person, or obtain any permit, in each case for the valid execution, delivery and performance by the Purchaser of the Documents.

ARTICLE V

COVENANTS AND AGREEMENTS

5.1   Purchaser’s Rights to the Transferred Assets.  Subject to applicable Law, from the date hereof to the Closing, each Seller shall and shall cause its Representatives to (a) provide to the Purchaser and its Representatives free access to the officers, employees, agents, properties, offices and other facilities of each Seller and to the books and records thereof during normal business hours; and (b) furnish promptly such information concerning the Business, properties, Contracts, Assets, liabilities, personnel and other aspects of such Seller as the Purchaser reasonably may request.

5.2   Conduct Pending Closing.  Until the earlier of the Closing and the termination of this Agreement in accordance with its terms, each Seller (i) shall carry on the Business in the

Ordinary Course and (ii) shall not take any action prohibited by or that would cause a breach of the provisions of this Agreement or any of the other Documents.  Except as expressly set forth in this Agreement or the other Documents, each Seller shall use its best efforts to maintain the present character and quality of the Business, including its present operations, physical facilities, working conditions and relationships with distributors, lessors, licensors, suppliers, customers and employees.  Without limiting the generality of the foregoing, unless specifically consented to by Purchaser in advance in writing, or expressly set forth in this Agreement or the other Documents, none of the Sellers shall:

(a)   create or allow the creation of any Lien, or sell, lease, transfer, license or otherwise dispose of any of its Intellectual Property;

(b)   adopt a plan of partial or complete liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise permit its corporate existence to be suspended, lapsed or revoked;

(c)   with respect to any Intellectual Property Contract, (A) terminate any such Intellectual Property Contract; (B) amend, modify, violate or waive any term of, or fail to exercise any right under any such Intellectual Property Contract; (C) enter into or renew any Contract which would be an Outbound Intellectual Property Contract or would otherwise license to any third party or place any Lien upon any Intellectual Property Asset;

(d)   do any other act which would cause any representation or warranty of any Seller in this Agreement to be or become untrue or inaccurate in any material aspect; or

(e)   directly or indirectly take, agree to take or permit to occur any of the foregoing actions.

5.3   Notice of Certain Events.  During the period from the date hereof until the earlier of the termination of this Agreement or the Closing, each Seller shall promptly notify the Purchaser in writing (a) upon it becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (i) any representation or warranty of any Seller that is contained in any Document to be untrue or inaccurate or (ii) a violation or breach of any covenant of any Seller contained in any Document or (b) in the event it reasonably believes that any condition to Closing set forth in this Agreement cannot be satisfied. No disclosure by any Seller pursuant to this Section 5.3, however, will be deemed to amend or supplement the Seller Disclosure Schedule, to have qualified the representations and warranties set forth in this Agreement or any other Document, or to prevent or cure any misrepresentation, breach of warranty or breach of covenant of any Seller under this Agreement or any other Document.

5.4   Governmental and Other Authorizations; Notices and Consents.

(a)   Each Party shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any application or filing to be made in connection with the Transactions.  Prior to participating in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, each Seller shall give the Purchaser reasonable prior notice of such meeting and invite Representatives of the Purchaser to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority.  Each Seller shall coordinate and cooperate with the Purchaser in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of such Seller in connection with all meetings and Proceedings under or relating to any such application or filing.

(b)   If any administrative or judicial Proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the consummation of the Transactions as violative of any applicable Law, each Party shall, and shall cause their respective Affiliates to, cooperate with the other Parties and use their commercially reasonable efforts to contest and resist, except insofar as the Sellers and the Purchaser may otherwise agree, any such Proceeding, including any Proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions, provided, however, nothing in this Agreement shall require the Purchaser, nor permit the Sellers, to enter into any understanding, undertaking or agreement that would limit in any manner the Purchaser’s ability to operate the Business following the Closing in its absolute discretion, or require the sale, divestiture, or license of any of the Assets, Securities or businesses of any of the Purchaser or Sellers.

(c)   Each Seller shall use commercially reasonable efforts to obtain any third party consents listed in Schedule 5.4(c) of the Seller Disclosure Schedule.

5.5   Confidentiality and Announcements.

(a)   From the date of this Agreement through the earlier of the Closing Date or the termination date of this Agreement, the Sellers and the Purchaser and their respective Affiliates shall hold, and shall use reasonable efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose pursuant to any applicable Law, all confidential documents and information relating to the proposed Transaction, including this Agreement, the parties’ respective technical documents, business plans, product roadmaps, customer lists and similar proprietary information (“Confidential Information”), except to the extent that the disclosing party’s information was (i) previously known on a non-confidential basis or independently developed by the receiving party, or (ii) in the public domain through no fault of the receiving party or its Affiliates.

(b)   After the Closing Date of the Transaction, the Sellers and its respective Affiliates, and each of their respective Representatives shall maintain in confidence and not use or disclose to any third party any Confidential Information embodied in or relating to the Transferred Assets.  To the extent that any former Representative of the Sellers is subject to a confidentiality agreement with the Sellers with respect to Confidential Information subject to this subsection (b), the Sellers shall enforce such confidentiality obligations, shall not waive such rights, or release such former Representative from its obligations with respect thereto, and, to the extent reasonably practicable, allow Purchaser to seek to enforce such rights directly.

(c)   The Purchaser shall determine in its sole discretion whether any public announcement, press release or response to media inquiries regarding this Agreement, the other

Documents or the Transaction may be made.  Without the prior written approval of the Purchaser, in its sole discretion, the Sellers shall not, and shall cause each of the Sellers’ Representatives and the holders of the Seller’s Securities and their Representatives not to, make any announcement or disclosure to any Person regarding (i) this Agreement, the other Documents or the Transaction, or any discussions, memoranda, letters or agreements related hereto or thereto; (ii) the existence or terms of this Agreement or the other Documents; or (iii) the existence of discussions and negotiations between or among the Purchaser, the Sellers and the holders of the Sellers’ Securities or any of their respective Representatives. Any violation of the restrictions set forth in this Section 5.5(c) by any of the Sellers, any holder of the Sellers’ Securities or any of their Representatives shall be deemed to be a breach of this Agreement.

5.6   Cooperation and Further Assurances.  If at any time after the Closing the Purchaser shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, assignments, instruments, assurances or any other actions or things are necessary or desirable to consummate the Transactions or vest, perfect or confirm of record or otherwise in the Purchaser its right, title or interest in, to or under any of the Transferred Assets or otherwise to carry out the purpose and intent of this Agreement, then the officers and directors of each Seller shall use their best efforts to execute and deliver to Purchaser, in the name and on behalf of such Seller, all such deeds, bills of sale, instruments of conveyance, assignments, instruments and assurances and to take and do, in the name and on behalf of such Seller or otherwise, all such other actions and things necessary to consummate the Transactions and to carry out the purpose and intent of this Agreement or as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under the Transferred Assets. The Purchaser shall cooperate fully with the Sellers in connection with the foregoing.

5.7   Non-Competition; Non-Solicitation.

(a)   For a period beginning on the Closing Date until the date which is twenty-four (24) months after the Closing Date, the Sellers will not, and will cause its successors not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, that is engaged in, or otherwise competes with, the Business in the People’s Republic of China, the Cayman Islands, Hong Kong, United States or in those other countries in which the Business is presently conducted and presently proposed to be conducted. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing may be inadequate and that the Purchaser, in addition to any other relief available to it, will be entitled to seek temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(b)   For a period beginning on the Closing Date until the date which is twenty-four (24) months after the Closing Date, the Sellers will not without the written consent of Purchaser, directly or indirectly, for its own account or on behalf of any other Person, (i) hire any person who is then an employee of Purchaser or any of its Affiliates, or induce or attempt to induce any employee to leave his or her employment with Purchaser or any of its Affiliates, and (ii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former customer of each Seller or its

Subsidiaries and any Person that becomes a client or customer of the Business after the Closing) or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.

(c)   The Parties hereto agree that, if any court of competent jurisdiction determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 5.7 is unreasonable, arbitrary or against public policy, then a lesser time period, geographical area, business limitation or other relevant feature which is determined by such court to be reasonable, not arbitrary and not against public policy may be enforced against the applicable party.

ARTICLE VI

CONDITIONS TO THE CLOSING

6.1   General Condition.  The obligation of each Party to effect the Transactions at the Closing is subject to the satisfaction as of the Closing of the following condition precedent:

(a)   No Adverse Law.  No order, statute, rule, regulation, executive order, order, decree, ruling or injunction shall have been enacted, entered or promulgated by any court of competent jurisdiction or Governmental Authority that makes illegal, or otherwise prohibits or restrains in any material respect, the consummation of the Transactions.

6.2   Conditions to the Obligations of the Purchaser.  The obligation of the Purchaser to consummate the Transaction at the Closing is subject to the satisfaction as of the Closing, of the following conditions precedent:

(a)   Representations and Warranties.  The representations and warranties of each Seller set forth in Article III shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (other than any such representations and warranties made as of a specified date, which shall be true and correct as of such date).

(b)   Covenants.  Each Seller shall have performed, observed and complied in all material respects with each covenant or other obligation required to be performed, observed or complied with by it pursuant to this Agreement prior to the Closing.

(c)   No Proceedings.  No Proceeding shall be threatened or pending against the Purchaser or the Sellers by any Governmental Authority that is reasonably likely to result in: (i) the restraint or prohibition of any such Person, or the obtaining of damages or other relief from any such Person, in connection with this Agreement or other Document, (ii) the issuance of an order having the effect of limit in any manner the Purchaser’s ability to operate the Business following the Closing in its absolute discretion, or require the sale, divestiture, or license of any of the Assets, Securities or businesses of the Purchaser or the Sellers; or (iii) a failure of the conditions set forth in Section 6.1(a) to be satisfied.

(d)   Board and Shareholder Approval.  Each Seller has obtained the requisite board or shareholder approval, to the extent required under the applicable Law or its constitutive or organizational documents, to adopt the Documents and the consummation of the Transactions in accordance with applicable Law and such approval and adoption is in full force and effect and no other vote, approval or consents of each Seller’s board or shareholders is required for the consummation of the Transactions.

(e)   Required Consents; Third Party Contracts.  All third party consents identified on Schedule 5.4(c) of the Seller Disclosure Schedule shall have been duly made and obtained in form and substance satisfactory to the Purchaser and shall be in full force and effect, and originals of such consents shall have been delivered to the Purchaser.

(f)   Governmental Filings.  All material filings or registrations with any Governmental Authorities (including all filings or registration with the applicable taxing authorities) that are required to be made for or in connection with the execution and delivery of the Documents or the consummation of the Transaction at or prior to the Closing shall have been obtained or made.

(g)   No Material Adverse Change.  Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(h)   Good Standing Certificate.  Each of Coolsand Holdings Co., Ltd. and Masshall Limited shall have delivered to the Purchaser a good standing certificate issued by its respective company registrar dated as of a date within ten working days prior to the Closing Date.

(i)   Seller’s Director’s or Officer’s Certificate.  Each Seller shall have delivered to the Purchaser a certificate, dated as of the Closing Date, duly executed by a director or the chief financial officer of such Seller, certifying to the effect that each of the conditions set forth in subclauses (a), (b), (c), (d), (f), (g) and (h) of this Section 6.2 have been satisfied in all respects and certifying as to the resolutions adopted by the board of directors of each Seller approving this Agreement and the Transactions.

6.3   Conditions to the Obligations of the Sellers.  The Sellers’ obligations to effect the Transactions at the Closing are subject to the satisfaction as of the Closing of the following conditions precedent:

(a)   Representations and Warranties.  The representations and warranties of the Purchaser set forth in Article IV shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of the date hereof and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (other than any such representations and warranties made as of a specified date, which shall be true and correct as of such date).

(b)   Covenants.  Purchaser shall have performed, observed and complied with in all material respects each covenant or other obligation required to be performed, observed or complied with by Purchaser pursuant to this Agreement prior to the Closing.

(c)   Purchaser Officer’s Certificate.  The Purchaser shall have delivered to the Sellers a certificate, dated as of the Closing Date, duly executed by the chief executive officer of the Purchaser, certifying to the effect that each of the conditions set forth in subclauses (a) and (b) of this Section 6.3 have been satisfied in all respects.

ARTICLE VII

INDEMNIFICATION

7.1   Indemnification.  Subject to the terms and conditions of this Article VII, the Sellers, jointly and severally, from and after the Closing, shall indemnify, defend and hold harmless Purchaser and its Affiliates, shareholders, officers, directors, employees, agents and their successors and assigns (collectively, the “Purchaser Indemnified Parties”), and shall reimburse the Purchaser Indemnified Parties for, any Losses arising, directly or indirectly, from or in connection with:

(a)   any breach of any representation or warranty made by the Sellers in any material aspect in this Agreement, or any breach of any representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, or any breach of any certificate or document delivered by the Sellers in any material aspect pursuant to this Agreement;

(b)   any breach of any covenant or obligation of the Sellers in any material aspect in this Agreement or in any certificate or document delivered by or on behalf of the Sellers pursuant to this Agreement; or

(c)   any Taxes imposed on the Purchaser by any Governmental Authority in connection with the Transactions.

7.2   Limitations on Indemnification by Sellers.  The Sellers will have no indemnification liability under this Agreement in excess of the Purchase Price provided further that this limit shall not apply with respect to claims for fraud or willful act.

7.3   Procedure for Indemnification; Third Party Claims.

(a)   To seek indemnification, the Purchaser on behalf of the Purchaser Indemnified Parties shall give written notice to the Sellers (i) stating that the Purchaser Indemnified Party has paid, sustained or incurred, or anticipates that it will have to pay, sustain or incur Losses and (ii) specifying in reasonable detail the material facts that form the basis of such indemnification claim and the individual items of Losses included in the amount so stated and, in the case of anticipated Losses, the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranties, covenant or claim to which such item is related, to the extent known. Notwithstanding anything to the contrary set forth in this Section 7.3(a), any failure to provide such prompt notice shall not diminish any indemnification obligations hereunder, except to the extent of any material prejudice resulting therefrom.

(b)   If any claim, demand or liability is asserted by any third party against the any Purchaser Indemnified Party, each Seller shall at its own expense, upon the written request of the Purchaser Indemnified Party, defend any Proceedings brought against the Purchaser Indemnified Party in respect of matters embraced by the indemnity under this section.  If any Seller assumes the defense, such Seller may not agree to any compromise or settlement to which the Purchaser Indemnified Party has not consented in writing.  If, after a request to defend any Proceeding, any Seller neglects to promptly defend or continue the defense of the Purchaser Indemnified Party reasonably and in good faith, the Purchaser Indemnified Party may assume the defense thereof at the expense of the Sellers, and a recovery against the Purchaser Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Sellers.

7.4   Effect of Investigation; Reliance.  The right to indemnification, payment of Losses or any other remedy will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by or on behalf of the Sellers or any other matter.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Losses, or any other remedy based on any such representation, warranty, covenant or agreement.  No Purchaser Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Purchaser Indemnified Party to be entitled to indemnification hereunder.  The Purchaser and the Sellers acknowledge that such Losses, if any, would relate to unresolved contingencies existing on the date of this Agreement, which if resolved on the date of this Agreement would have led to a reduction in the Purchase Price that the Purchaser would have paid in the Transactions.  All indemnification rights hereunder shall survive the execution and delivery of the Documents and the consummation of the Transactions indefinitely, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of either the Purchaser or any of the other Purchaser Indemnified Parties or the acceptance by the Purchaser of any certificate or opinion.

7.5   Purchase Price Adjustment.  All amounts paid by the Sellers under Article VII shall, to the maximum extent permitted by Law, be treated for all purposes as adjustments to the Purchase Price.

ARTICLE VIII

TERMINATION

8.1   Right to Terminate.  This Agreement may be terminated by Purchaser, and the Transactions may be abandoned, at any time and for any reason prior to the Closing.

8.2   Effect of Termination.  If this Agreement is terminated as permitted under Section 8.1:

(a)   this Agreement shall become wholly void and of no further force and effect without liability to any Party or to any Affiliate, or their respective shareholders or Representatives, and following such termination no Party shall have any liability under this Agreement or relating to the Transactions to any other Party; provided, however, that the confidentiality obligations of the Parties under the Term Sheet shall remain in full force and effect until their respective termination dates; and

(b)   Sellers shall promptly reimburse Purchaser the full amount of the Termination Fee plus five percent (5%) interest per annum; provided, however, that Purchaser shall not be entitled to, and Sellers shall not be obligated to provide, reimbursement of or 5% interest on the Termination Fee if all Closing conditions are satisfied prior to such termination.

ARTICLE IX

MISCELLANEOUS

9.1   Expenses.  All costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the Documents and the Transactions contemplated hereby and thereby are to be paid by the Party incurring such expenses.

9.2   Notices.  All notices, requests, demands, claims and other communications that are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed facsimile with a copy sent by another means specified herein; the Business Day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and five (5) Business Days after the date mailed by certified or registered mail, postage prepaid, if sent by certified or registered mail, return receipt requested.  In each case notice shall be sent to:

If to the Seller:

 Coolsand Holdings Co., Ltd.
 Masshall Limited
 Coolsand Technologies (Hong Kong) Limited
 Suite A, 31/F., Building B, NEO Plaza
 6009 Sherman Zhong Road
 FuTian, Shenzhen, 518048
 The People’s Republic of China
 Attention: Sam Lam
 Facsimile: 86 755 3397 1106

If to the Purchaser:

 RDA Microelectronics, Inc.
 6/F, Building 4, 690 Bibo Road
 Pudong District, Shanghai 201203
 The People’s Republic of China
 Attention: Vincent Tai
 Facsimile: 86 21 5027 1099

With a copy to:

 Skadden, Arps, Slate, Meagher & Flom LLP
 42/F, Edinburgh Tower
 The Landmark, No. 15 Queen’s Road Central, Hong Kong
 Attention: Julie Gao
 Facsimile: 852 3910 4850

or to such other address with respect to a Party as such Party notifies the other in writing as provided above.

9.3   Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but no Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.  Notwithstanding the foregoing, Purchaser may, without the consent of the Sellers, assign this Agreement or all or any portion of its rights, interests or obligations hereunder to any of Purchaser’s Affiliates; provided, that no such assignment shall release Purchaser from its obligations hereunder.

9.4   Third Party Beneficiaries.  Except for the Purchaser Indemnified Parties, this Agreement does not benefit or create any legal or equitable right, remedy or claim in or on behalf of any Person other than the Parties.  Except for the Purchaser Indemnified Parties, this Agreement and all of its terms and conditions are for the sole and exclusive benefit of the Parties and their successors and permitted assigns.

9.5   Complete Agreement.  This Agreement, including the Appendices and Exhibits hereto, the Seller Disclosure Schedule and the other agreements, documents and written understandings referred to herein or otherwise entered into or delivered by the Parties on the date of this Agreement, including the Documents, constitute the entire agreement and understanding and supersede all other prior covenants, agreements, undertakings, obligations, promises, arrangements, communications, representations and warranties, whether oral or written, by any Party or by any director, officer, member, partner, employee, agent, Affiliate or Representative of any Party. There are no covenants, agreements, undertakings or obligations with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein or in other agreements, documents and written understandings entered into or delivered by the Parties on the date of this Agreement, and no representations or warranties of any kind or nature whatsoever, express or implied, including any implied warranties of merchantability or fitness for a particular purpose, are made or shall be deemed to be made herein by the Parties except those expressly made herein.

9.6   Headings; References.  The titles, captions or headings contained in this Agreement are for convenience of reference only and are not intended to be a part of this Agreement and do not affect the interpretation or construction hereof.  When a reference is made in this Agreement to a Section or an Article, such reference is to a Section or Article of this Agreement unless otherwise indicated.

9.7   Amendment; Waiver.  This Agreement may be amended or modified only in a writing referencing this Agreement and duly executed by the Parties.  The provisions of this Agreement may be waived only in a writing referencing this Agreement signed by the Party from whom the waiver is sought, and a Party may enforce any provision of this Agreement even if it has previously granted a waiver or failed to enforce that or any other provision of this Agreement.

9.8   Governing Law.  This Agreement (including any claim or controversy arising out of or relating to this Agreement and the Documents) shall be governed by, and construed in accordance with, the Laws of the State of New York.

9.9   Disputes.  The Parties shall exercise all commercially reasonable efforts to settle between themselves in an amicable way any dispute which may arise out of or in connection with this Agreement.  Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the “Rules”).  The place of arbitration shall be in Hong Kong, at any site agreed upon.  If there is no agreement on the site, the place of arbitration in Hong Kong shall be selected by the arbitrator(s).  The arbitral award shall be rendered in writing and shall state the reasons for the award.  Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof, and shall be binding on the parties hereto.  The costs of arbitration, including reasonable attorneys’ fees and costs, shall be borne by either or both of the parties in whatever proportion the arbitrator or arbitrators may award.

9.10         Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision is to be interpreted to be only as broad as is enforceable.

9.11         Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.  A signature to this Agreement delivered by facsimile or electronic mail will be sufficient for all purposes between the Parties.

9.12         Rules of Construction.  The parties hereto waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

Coolsand Holdings Co., Ltd.

/s/ Julian Cheng
Name: Julian Cheng
Title: Director

Masshall Limited

/s/ Julian Cheng
Name: Julian Cheng
Title: Director

Coolsand Technologies (Hong Kong) Limited

/s/ Ding Yi
Name: Ding Yi
Title: Director

RDA Microelectronics, Inc.

/s/ Vincent Tai
Name: Vincent Tai
Title: Chief Executive Officer

[Signature Page to Asset Purchase Agreement]